Exhibit 99.1

September 30, 2013
Liberty Interactive Corporation Announces Investor Meeting Webcast
ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) will webcast its annual Investor Meeting on Thursday, October 10, 2013 with presentations beginning at 12:00 p.m. ET. During these presentations, observations may be made regarding the company's financial performance, outlook and recent developments.
The presentation will be broadcast live via the Internet. All interested persons should visit the Liberty Interactive Corporation website at http://www.libertyinteractive.com/events to register for the webcast. An archive of the webcast will also be available on this website for 30 days.
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub and its interest in HSN. The businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable.
Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420